EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) of Oracle Corporation pertaining to the ProfitLogic, Inc. Amended and Restated 1999 Stock Incentive Plan of our reports dated June 30, 2005, with respect to the consolidated financial statements and schedule of Oracle Corporation, Oracle Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Oracle Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2005.

/s/    ERNST & YOUNG LLP

San Francisco, California

July 21, 2005